NEUBERGER BERMAN EQUITY FUNDS
INVESTOR CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Investor Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

SERIES

Neuberger Berman Focus Fund
Neuberger Berman Genesis Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Fund
Neuberger Berman International Institutional Fund
Neuberger Berman Large Cap Disciplined Growth Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Mid Cap Intrinsic Value Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Socially Responsive Fund

Date: December 15, 2012